SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 9, 2003

ACCEPTANCE INSURANCE COMPANIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7461	31-0742926
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Suite 1600, 300 West Broadway Council Bluffs, Iowa		51503
(Address of principal executive offices)		(Zip Code)

(712) 329-3600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Item 5.	Other Events.

Acceptance Insurance Companies Inc. Litigation (United States Court of Federal Claims). On December 9, 2003, Acceptance Insurance Companies Inc. (the “Company”) filed a complaint against the United States of America. The complaint was filed in the United States Court of Federal Claims.

In November 2002, the Company and Rain and Hail L.L.C. (“Rain and Hail”) entered into a letter of intent under which Rain and Hail agreed to purchase certain insurance assets of American Growers Insurance Company (“American Growers”), a wholly owned subsidiary of the Company. Such assets were reinsured by, and subject to the oversight of, the Federal Crop Insurance Corporation (the “FCIC”). The transaction was subject to the approval of the Office of Risk Management, or the Risk Management Agency (the “RMA”). Ross J. Davidson, the Administrator of the RMA, advised that he would not approve the proposed sale of assets from the Company to Rain and Hail. The RMA subsequently enjoined American Growers from writing any new or renewal business. The Company alleges that the RMA’s actions rendered valueless the insurance business of American Growers.

The Company also alleges that in rejecting the proposed transaction between the Company and Rain and Hail, the RMA effected a taking of the Company’s property (i.e., the American Growers insurance assets) for public use without just compensation in violation of the Fifth Amendment to the United States Constitution. The Company seeks relief for its damages for the fair market value of the American Growers insurance assets in an amount of not less than $21.5 million, reasonable attorney’s fees and expert witness costs pursuant to 42 U.S.C. § 4654(c) with interest from the date of taking and such further relief the Court deems appropriate. The ultimate outcome of this action cannot be predicted at this time and, accordingly, the Company currently is unable to determine the potential effect of this litigation on its consolidated financial position, results of operations or cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2003	ACCEPTANCE INSURANCE COMPANIES INC.

	By:	/s/ JOHN E. MARTIN

John E. Martin, President and Chief Executive Officer

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